Exhibit 17.3


To: Industrial Minerals, Inc. (the "Corporation")



     I hereby resign my position as a Director of the Corporation effective as of the close of business on March 19, 2007.


Dated:   March 19, 2007



                                                     /s/ STEPHEN WEATHERS
                                                     --------------------
                                                         Stephen Weathers


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